                                                                  EXHIBIT 4.4

                            DUPONT PHOTOMASKS, INC.
                  1997 STOCK OPTION AND RESTRICTED STOCK PLAN

                            INCENTIVE STOCK OPTION
                                   AGREEMENT

This Agreement is made effective as of the 28th day of July, 1997 (the "Grant Date") by DuPont Photomasks, Inc., a Delaware corporation (the "Company"), for the benefit of ___________________ (the "Grantee").

To carry out the purposes of the DuPont Photomasks, Inc. 1997 Stock Option and Restricted Stock Plan (the "Plan"), the Board of Directors or the Committee has selected the Grantee to participate in the Plan and has granted to the Grantee, in consideration of the mutual agreements herein, the stock options described in this Agreement pursuant to the following terms and conditions:

1. GRANT OF OPTION. Subject to the terms and conditions set forth in the Plan and hereinafter, the Company hereby grants to the Grantee the right and option (the "Option") to purchase all or any part of an aggregate number of _______ shares of Common Stock (such shares, as increased or decreased in accordance with Section 8 of the Plan, being referred to hereinafter as the "Option Shares") at an exercise price of $________ per share (hereinafter the "Exercise Price"). It is intended that the Option qualify as an "incentive stock option" ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company does not guarantee or warrant the tax treatment of the Option or the Option Shares, and recommends that Grantee consult with his own tax advisor.

2.  EXERCISE OF OPTION.

    (a) The Option shall be first vested and exercisable as to twenty-five percent (25%) of the Option Shares one (1) year after the Grant Date, and shall become vested and exercisable as to an additional twenty-five percent (25%) of the Option Shares upon the expiration of each additional year thereafter until the fourth anniversary of the Grant Date, at which time the Option shall be vested and exercisable in full.

    (b) Subject to the earlier expiration of the Option as herein provided and subject to the terms and conditions contained herein, the Option may be exercised by written notice (which complies in all respects with the provisions of this Agreement) to the Company at its principal executive office addressed to the attention of the Secretary of the Company, identifying the purchase, such exercise to be effective at the time of receipt of such written notice at the Company's principal executive office during normal business hours. The notice shall not be considered to be properly given unless accompanied by all documentation deemed appropriate by the Committee to reflect exercise of the Option, including compliance with all applicable laws, rules and regulations.

    (c) The vesting and exercisability of the Option shall be subject to acceleration on the terms and conditions stated in the Plan. Notwithstanding anything herein to the contrary, however, in no event shall the Option, or any part thereof, be exercisable after the tenth anniversary of the Grant Date (the "Expiration Date").

    (d) Except as provided herein, the Option may not be exercised at any time unless the Grantee shall have been in the continuous employ of the Company, or a parent or a subsidiary of the Company, from the Grant Date to the date of the exercise of the Option.

    (e) This Agreement has been entered into with the intention that the total fair market value (determined as of the date of grant) of stock with respect to which ISO's (whether granted under this Agreement or under any other agreement or plan of the Company or any of its subsidiaries) are first exercisable by Grantee in any one calendar year shall not exceed $100,000. In the event that the Grantee's total ISO's exceed the $100,000 limit in any year (whether due to acceleration of exercisability, miscalculation or error) the amount of ISO's that exceed such limit shall be treated as non-qualified stock options. The ISO's granted earliest (whether under this Agreement or any other agreement) shall be applied first to the $100,000 limit. In the event that only a portion of the options granted at the same time can be applied to the $100,000 limit, the Company shall issue separate share certificate(s) for such number of shares as does not exceed the $100,000 limit, and shall designate such shares as ISO stock in its share transfer records.

3. PAYMENT OF EXERCISE PRICE. Upon exercise of the Option, the full Exercise Price for the Option Shares with respect to which the Option is being exercised shall be payable to the Company (i) in cash or by check payable and acceptable to the Company, (ii) by tendering to the Company shares of Common Stock owned by the Grantee, for at least six (6) months, having an aggregate Market Value Per Share as of the date of exercise and tender that is not greater than the Exercise Price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the Exercise Price as provided above, or (iii) subject to the approval of the Committee, by the Grantee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price, provided that the Grantee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. In lieu of (ii) above, the Committee may, upon confirming that the Grantee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the Grantee (or not require surrender of) the certificate for the shares being tendered upon the exercise. Payment instructions will be received subject to collection.

4. NON-TRANSFERABILITY. The Option shall not be transferable or assignable by the Grantee, in whole or in part, except as otherwise provided in this Agreement or in the Plan. Except as otherwise provided herein or in the Plan, the Option shall be exercisable (i) only by the

Grantee during his or her lifetime, or (ii) in the event of his or her death, by his or her heirs, representatives, distributes, or legatees in accordance with his or her will or the laws of descent and distribution (but only to the extent that the Option would be exercisable by the Grantee under Section 2 above).

5. TAX WITHHOLDING. Any provision of this Agreement to the contrary notwithstanding, the Company may take such steps as it deems necessary or desirable for the withholding of any taxes that it is required by law or regulation of any governmental authority, federal, state or local, domestic or foreign to withhold in connection with any of the Options subject hereto.

6. NO RIGHTS AS STOCKHOLDER. The Grantee shall not have any rights as a stockholder with respect to any of the Option Shares until the date of issuance by the Company to the Grantee of a stock certificate representing such Option Shares. Except as otherwise provided herein or in the Plan, the Grantee shall not be entitled to any dividends, cash or otherwise, or any adjustment of the Option Shares for such dividends, if the record date therefor is prior to the date of issuance of such stock certificate. Upon valid exercise of the Option by the Grantee, the Company agrees to cause a valid stock certificate for the number of Option Shares then purchased to be issued and delivered to the Grantee within five (5) business days thereafter.

7.  TERMINATION.

    (a) If the Grantee's employment with the Company is terminated for reasons other than (i) permanent disability within the meaning of Section 22(e)(3) of the Code or (ii) death, the Option shall be exercisable, subject to the Expiration Date, only during the period of three (3) months following such termination and only to the extent the Option was exercisable on the termination date; provided, however, that the Option will immediately terminate if the Grantee is terminated for cause.

    (b) If the Grantee's employment with the Company is terminated due to permanent disability, the Grantee shall have the right to exercise the Option, to the extent the Option was exercisable on the termination date, through the Expiration Date; provided, however, that the Option must be exercised during the period of 12 months following such termination in order to qualify as an incentive stock option under the Code. Whether any termination of employment is due to retirement or permanent disability, and whether an authorized leave of absence or absence on military or government service or for other reasons shall constitute a termination of employment, for the purposes of the Plan shall be determined by the Committee.

    (c) If the Grantee shall die while entitled to exercise the Option, the Grantee's estate, personal representative or beneficiary, as the case may be, shall have the right to exercise the Option, to the extent the Option was exercisable on the date of the Grantee's death, through the Expiration Date; provided, however, that the Option must be exercised during the period of 12 months following the date of the Grantee's death in order to qualify as an incentive stock option under the Code.

    (d) Except as provided otherwise provided in this Section 7, to the extent the Option is not exercisable on the termination of employment, the Option, or applicable portion thereof, shall be terminated and forfeited in full.

8. DISPOSITION OF STOCK AFTER EXERCISE. The Grantee may experience adverse tax consequences if any Option Shares are disposed of within two (2) years after the Grant Date or within one (1) year after the date of exercise of the Option. SHOULD GRANTEE DISPOSE OF ANY OPTION SHARES PRIOR TO THE EXPIRATION OF SUCH HOLDING PERIOD, GRANTEE AGREES TO NOTIFY COMPANY OF SUCH DISPOSITION SO THAT
THE COMPANY MAY COMPLY WITH ANY REPORTING REQUIREMENTS AND TAKE ADVANTAGE OF
ANY TAX DEDUCTIONS SUCH ACCELERATED ACTION MAY TRIGGER.

9. PLAN INCORPORATED. The Option granted herein is subject to all the provisions of the Plan, which are incorporated herein. In the event of conflict between this Agreement and the Plan, the terms of the Plan shall control. All undefined capitalized terms used herein shall have the meaning assigned to them in the Plan.

10. EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, the Grantee shall be considered to be in the employment of the Company as long as the Grantee remains an employee of either the Company, a parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new agreement for this Agreement. Any question as to whether and when there has been a termination of such employment, for purposes of this Agreement, and the cause of such termination, for purposes of this Agreement, shall be determined by the Board, and its determination shall be final. Nothing herein shall give the Grantee any right to continued employment or affect in any manner the right of the Company or any subsidiary or parent corporation to terminate the employment of the Grantee.

11. NOTICES. All notices, demands and other communications to the Company required or permitted hereunder, shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested with all postage fully prepaid, addressed to Company as follows:

    Office of General Counsel and Secretary
    100 Texas Avenue
    Round Rock, Texas  78664

12. TRANSFERABILITY; BINDING EFFECT. The Option shall be transferable only as set forth herein or in the Plan. Subject to the foregoing, all covenants, terms, agreements and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Company and the Grantee and their respective successors and assigns.

13. APPLICABLE LAW. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

14. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the Company and the Grantee relating to the subject matter hereof.

15. CAPTIONS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                            David S. Gino
                            Executive Vice President
                            Chief Financial Officer